Exhibit 10.8

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of:	)
Ben Franklin Bank of Illinois	)
Arlington Heights, IL	)

CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”), through his authorized representatives, has supervisory authority over Ben Franklin Bank of Illinois, Arlington Heights, Illinois (“Bank”).

The Bank, by and through its duly elected and acting Board of Directors (Board), has executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated December 19, 2012, that is accepted by the Comptroller. By this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

Pursuant to the authority vested in it by the Federal Deposit Insurance Act, as amended, 12 U.S.C. §1818, the Comptroller hereby orders that:

ARTICLE I

CONSENT ORDER COMPLIANCE

(1) The Board shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2) Within thirty (30) days of this Order and within forty-five (45) days of the end of each quarter thereafter, the Board shall ensure it receives a quarterly written progress report setting forth in detail:

(a)	a description of the action(s) needed to achieve full compliance with each Article of this Order;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(3) The Board shall review the report created pursuant to Paragraph (2) of this Article and forward a copy of the report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE II

CAPITAL PLAN AND HIGHER MINIMUMS

(1) By no later than March 31, 2013, the Bank shall achieve and thereafter maintain the following capital levels:

(a)	Tier I leverage ratio at least equal to nine percent (9%); and

(b)	Total risk-based capital ratio at least equal to thirteen percent (13%).[1]

(2) Within ninety (90) days, the Board shall submit to the Assistant Deputy Comptroller for his review and prior written determination of no supervisory objection, a written Capital Plan for the Bank covering at least a three-year period. The Capital Plan shall include:

(a)	specific plans for the achievement and maintenance of adequate capital that may in no event be less than the requirements of Paragraph (1) of this Article;

(b)	projections and capital requirements based upon an analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(d)	identification of the primary sources from which the Bank will strengthen its capital structure to meet the Bank’s needs; and

(e)	contingency plans that identify alternative capital sources should the primary sources identified under Paragraph (2)(d) of this Article be unavailable.

(3) Within fifteen (15) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Bank’s Capital Plan, the Board shall adopt, implement, and thereafter ensure Bank adherence to the Capital Plan. The Board shall review and update, as needed, the Bank’s Capital Plan at least annually, and more frequently if

[1]	All terms used in these two bullet points are as reported on Schedule RC-R of the Bank’s Consolidated Reports of Condition and Income (“Call Report”) in accordance with applicable instructions.

necessary or if required by the Assistant Deputy Comptroller in writing. Prior to adopting any subsequent amendments or revisions to the Capital Plan, the Board shall submit the proposed amendment or revision to the Assistant Deputy Comptroller and receive a prior written determination of no supervisory objection.

ARTICLE III

STRATEGIC PLAN

(1) Within ninety (90) days, the Board shall develop a strategic plan for the Bank to include the information addressed in this Article for a period covering at least the next three years and submit a copy to the Assistant Deputy Comptroller for his review and written determination of no supervisory objection prior to adoption. The Strategic Plan shall establish objectives and projections for the Bank’s overall risk profile, earnings performance, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with specific strategies to achieve those objectives and, at a minimum, include:

(a)	a statement of strategic goals and objectives for the Bank;

(b)	detailed strategies designed to improve and sustain earnings based upon an assessment of the Bank’s present and future operating environment, with express consideration for the Bank’s non-interest expenses;

(c)	an assessment of the Bank’s present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established pursuant to Paragraph (l)(a) of this Article;

(d)	an evaluation of the Bank’s staffing needs, including the delineation and assignment of senior executive officer positions to qualified individuals with defined duties and lines of authority sufficient to cover the scope of duties traditionally assigned to a Chief Executive Officer, Senior Lending Officer, Chief Financial Officer, Chief Operating Officer, and Compliance Officer; and

(e)	a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over a three-year period.

(2) Within fifteen (15) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Bank’s Strategic Plan, the Bank shall adopt, implement and thereafter ensure Bank adherence to the Strategic Plan.

(3) The Board shall monitor and review the actual results against the projections of the Strategic Plan on at least a quarterly basis, or more frequently if necessary or if required by the Assistant Deputy Comptroller, and provide for appropriate and specific adjustments. The Board shall review and update the Bank’s Strategic Plan on an annual basis, or more frequently if warranted under the circumstances. Any revisions to the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall promptly implement and thereafter adhere to the revised Strategic Plan.

ARTICLE IV

CRITICIZED ASSETS

(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized2 in the Report of Examination dated June 25, 2012 (“ROE”), in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the OCC during any examination.

[2]	The term “criticized” as used in this Article refers to assets rated the equivalent of “doubtful,” “substandard,” or “special mention” as defined in the “Rating Credit Risk” booklet of the Comptroller’s Handbook.

(2) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to individual workout plans designed to protect the Bank’s interest in or eliminate the basis of criticism of assets criticized in the ROE or internally identified by the Bank as criticized as of the effective date of this Order. On an ongoing basis, when any asset is criticized in a subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the OCC during any examination, the Board shall adopt, implement, and thereafter ensure Bank adherence to individual workout plans for the criticized asset within thirty (30) days. Each workout plan shall include, at a minimum:

(a)	an identification of the expected sources of repayment;

(b)	an analysis of the borrower’s ability to repay the loan based on current and satisfactory credit information, including an appropriate analysis of the guarantors’ current financial position where repayment is dependent in whole or in part on the support of a guarantor;

(c)	the current value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(d)	action(s) the Bank plans to take to protect its interest in, or eliminate the basis of criticism of, the asset, including timeframes for implementing and evaluating the effectiveness of those actions; and

(e)	For any other real estate owned (OREO) property, the written workout plan must also include the following:

(i)	an analysis of each OREO property which compares the cost to carry against the financial benefits of near term sale;

(ii)	detail of the marketing strategies for each parcel;

(iii)	identification of the targeted time frames for disposing each parcel of OREO;

(iv)	setting of targeted write-downs at periodic intervals if marketing strategies are unsuccessful; and

(v)	a current valuation of the property.

(3) Upon adoption, a copy of the workout plans for all criticized assets equal to or exceeding two hundred and fifty thousand dollars ($250,000) shall be forwarded to the Assistant Deputy Comptroller.

(4) Management must provide to the Board, on at least a quarterly basis, a summary report detailing the Bank’s criticized assets with sufficient information to conduct the documented review pursuant to Paragraph (5) of this Article.

(5) The Board shall conduct a documented review, on at least a quarterly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds two hundred and fifty thousand dollars ($250,000);

(b)	management’s adherence to the workout plans adopted pursuant to this Article;

(c)	the status and effectiveness of the plans; and

(d)	the need to revise the plans or take alternative action.

(6) Effective immediately, the Bank may extend credit, directly or indirectly, including renewals and extensions, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the OCC during any examination, and whose aggregate loans or other extensions of credit from the Bank exceed one hundred and fifty thousand dollars ($150,000), only if each of the following conditions is met:

(a)	the Board finds that the extension of additional credit is necessary to promote the best interests of the Bank and prior to renewing or extending any additional credit, a majority of the full Board approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the plans adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(7) A copy of the approval of the Board, obtained pursuant to Paragraph (6) of this Article, shall be maintained in the file of the affected borrower.

ARTICLE V

RISK RATING AND NONACCRUAL RECOGNITION

(1) Within ninety (90) days, the Board shall revise its existing program to ensure that the risk associated with the Bank’s loans and other assets is properly reflected and accounted for on the Bank’s books and records and the Bank does not improperly recognize income. At a minimum, the Bank’s written program shall:

(a)	use a risk grading system that is consistent with and reconcilable to the Uniform Agreement on the Classification of Assets and Appraisal of

Securities Held By Banks and Thrifts (revised June 15, 2004) and the Interagency Uniform Retail Credit Classification and Account Management Policy (OCC Bulletin 2000-20), where applicable;

(b)	be consistent with the guidelines set forth in the “Rating Credit Risk” Booklet, A-RCR, of the Comptroller’s Handbook, and revised as necessary to ensure compliance with any applicable successor regulation or guidance related to credit risk rating as specified by the Comptroller;

(c)	incorporate a process to ensure risk ratings are assigned by lending officers on a timely basis and are accurate based on receipt and analysis of current and satisfactory financial and collateral information;

(d)	incorporate a process to ensure the Bank’s loans and other assets are timely placed on nonaccrual where appropriate in accordance with the Instructions for Consolidated Reports of Income and Condition (“Call Report Instructions”); and

(e)	require that appropriate analysis and documentation is maintained in the credit files to support the current and previous risk rating and accrual determination for each credit relationship.

(2) A copy of the written program adopted pursuant to this Article shall be promptly forwarded to the Assistant Deputy Comptroller for review and determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall promptly adopt, implement and thereafter ensure Bank adherence to the written program.

ARTICLE VI

CREDIT AND COLLATERAL EXCEPTIONS

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to ensure the Bank obtains and analyzes updated credit and collateral information as necessary to monitor the Bank’s credit risk, properly account for loans, and assign accurate risk-ratings in a timely manner. At a minimum, with respect to all loans, leases, or other extensions of credit not subject to the FFIEC Uniform Retail Credit Classification and Account Management Policy (OCC Bulletin 2000-20), the program shall require the Bank to obtain and analyze current and satisfactory credit information, maintain proper collateral documentation, and, where necessary, substantiate the current value of collateral, on an ongoing basis as needed to effectuate the purposes of the program listed above. The Board shall provide a copy of the written program adopted pursuant to this Article to the Assistant Deputy Comptroller promptly upon adoption.

(2) If despite prudent efforts the Board and management are unable to obtain the credit information or collateral documentation required by Paragraph (1) of this Article, it shall not constitute a violation of this Article so long as the Bank’s ongoing efforts to obtain the information are documented and recorded in the respective credit file.

(3) Effective immediately, the Bank may grant, extend, renew, alter or restructure any loan, lease, or other extension of credit only after:

(a)	documenting the specific reason or purpose for the extension of credit;

(b)	identifying the expected source of repayment in writing;

(c)	structuring the repayment terms to coincide with the expected source of repayment for the extension of credit;

(d)	obtaining and analyzing current and satisfactory credit information to appropriately assess the borrower’s cash flow and financial position, and where repayment is dependent in whole or in part on one or more guarantors, performing an appropriate analysis of the guarantors’ current financial position; and

(e)	documenting the current value of collateral with adequate supporting material, in compliance with 12 C.F.R. Part 164, where applicable, and documenting that the Bank’s security interest has been properly attached and recorded.

(4) Failure to adhere to Paragraph (3)(c) or to obtain and analyze the information in Paragraph (3)(d) of this Article shall not constitute a violation of this Article if, prior to granting the extension of credit, a majority of the full Board (or a delegated committee thereof) reasonably determines that not adhering to Paragraph (3)(c), or not obtaining and analyzing the information required in Paragraph (3)(d), would not be detrimental to the best interests of the Bank. Any such determination must be documented in a written certification that includes specific and adequate reasons for the Board’s determination. A copy of the Board certification shall be maintained in the Bank’s credit file for the respective borrower(s) for subsequent review by the Comptroller in connection with examinations of the Bank.

ARTICLE VII

REAL ESTATE VALUATIONS

(1) Within ninety (90) days, the Board shall obtain a current appraisal or evaluation, as applicable, of the real estate securing each of the loans listed in the ROE as lacking an appropriate appraisal or evaluation. Each valuation obtained pursuant to this paragraph shall conform to the minimum standards set forth in Paragraph (2) of this Article.

(2) Within sixty (60) days, the Board shall revise the existing policies and procedures governing the Bank’s valuation of real estate collateral to ensure the safety and soundness of the Bank’s real estate lending activities. The Bank’s policies and procedures shall be consistent with the Interagency Appraisal and Evaluation Guidelines, dated December 10, 2010, and at a minimum must include:

(a)	a requirement that the Bank will obtain an appraisal or perform an appropriate evaluation, as applicable, for all real estate related financial transactions, consistent with the standards and requirements in 12 C.F.R. Part 162 and 164;

(b)	standards for when the Bank will reevaluate or reappraise real estate collateral to support timely problem loan identification, work-out strategies, identification of impairment, and impact to the ALLL, with requirements distinguishing when an appraisal, as opposed to an evaluation, will be required under certain circumstances;

(c)	an effective appraisal and evaluation review process, consistent with Section XV of the Interagency Appraisal and Evaluation Guidelines; and

(d)	criteria for obtaining appraisals or performing evaluations for transactions that are not otherwise covered by regulatory requirements.

ARTICLE VIII

INDEPENDENT LOAN REVIEW

(1) Within ninety (90) days, the Board shall establish, implement, and thereafter ensure Bank adherence to an effective, independent and on-going loan review program to review, at least semi-annually, assets in the Bank’s loan and lease portfolios that equal or exceed two hundred fifty thousand dollars ($250,000) to assure the timely and accurate risk rating of credits and the identification of credit information, collateral documentation, and policy exceptions. The Bank’s program shall provide for a written report to be filed with the Board after each review. Such reports shall include, at a minimum, conclusions regarding:

(a)	the identification, type, rating, and amount of criticized assets;

(b)	credit information and collateral documentation exceptions;

(c)	the identification and status of credit related violations of law, rule or regulation;

(d)	loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies;

(e)	the identity of the loan officer who originated each loan reported pursuant to (a) - (d) of this Paragraph;

(f)	concentrations of credit;

(g)	the accrual status of each criticized asset and amount of impairment reserves, if necessary; and

(h)	loans and leases to executive officers, directors (and their related interests) of the Bank.

(2) Within thirty (30) days of receipt, the Board shall evaluate the internal loan and lease review reports and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report.

(3) A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to address concerns pursuant to Paragraph (2) of this Article, shall be maintained at the Bank and available for review by OCC examiners upon request.

ARTICLE IX

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure adherence to written policies and procedures for maintaining an adequate Allowance for Loan and Lease Losses (“ALLL”) in accordance with U.S. generally accepted accounting principles (“GAAP”). The ALLL policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” dated December 13,2006 (OCC Bulletin 2006-47) (“Interagency Statement”) and shall at a minimum include:

(a)	procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with GAAP (including FASB ASC 310-10, Receivables – Overall - Subsequent Measurement - Impairment);

(b)	procedures for segmenting the loan portfolio and estimating loss on groups of loans that are consistent with GAAP (including FASB ASC 450-20, Loss Contingencies). These procedures shall require the Bank to document its estimation of credit losses and its analysis of the nine qualitative factors set forth in the Interagency Statement;

(c)	procedures for validating the ALLL methodology; and

(d)	a process for summarizing, documenting, and reporting, for the Board’s prior review and approval, the amount to be reported in the Consolidated Reports of Condition and Income (“Call Reports”) for the ALLL.

ARTICLE X

CONCENTRATIONS OF CREDIT

(1) Within ninety (90) days, the Board shall establish written policies and procedures designed to identify, measure, monitor, and control concentrations of credit consistent with the “Concentrations of Credit” booklet of the Comptroller’s Handbook, as revised December 2011 (OCC 2011-48)3 and the Bank’s statutory requirement to meet the Qualified Thrift Lender test (“QTL Test”). The policies and procedures shall include, but not necessarily be limited to, the following:

(a)	an identification of the Bank’s known and potential concentrations of credit, including, but not limited to, the Bank’s concentrations identified in the ROE;

(b)	an analysis of the risk that the Bank’s known and potential concentrations of credit pose to the Bank’s earnings, capital, and operating strategy under stressed market conditions, economic downturns, and periods of general market illiquidity as well as normal market conditions;

(c)	establishment of specific limits for each of the Bank’s known and potential concentrations relative to capital based on the analysis performed under subparagraph (l)(b) of this Article and compliance with the QTL Test;

(d)	development and implementation of action plans, approved by the Board, to reduce the risk of any concentration that exceeds the limitations established pursuant to subparagraph (1)(c) of this Article; and

(e)	management information systems designed to ensure timely and accurate reporting of concentrations to the Board.

(2) The Board shall ensure that all concentrations of credit are subjected to the analysis required by subparagraph (l)(b) of this Article at least annually, and, if that analysis demonstrates that the concentration subjects the Bank to undue risk, the Board shall take appropriate steps to mitigate such risk. A copy of the analysis performed pursuant to subparagraph (l)(b) of this Article, as well as documentation of the action taken by the Board to mitigate any risk, shall be maintained at the Bank and available for review by OCC examiners upon request.

(3) A copy of the written policy adopted pursuant to this Article shall be promptly forwarded to the Assistant Deputy Comptroller for review and determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall promptly adopt, implement and thereafter ensure Bank adherence to the policies and procedures.

[3]	For purposes of this Article, a concentration of credit is as defined in the “Concentrations of Credit” booklet of the Comptroller’s Handbook.

ARTICLE XI

LIQUIDITY MANAGEMENT

(1) Within one hundred and twenty (120) days, the Board shall establish a comprehensive formal liquidity risk management policy that is consistent with the Interagency Policy Statement on Funding and Liquidity Risk Management, OCC Bulletin 2010-13, March 22, 2010. The Bank’s program shall be written and shall address, at a minimum, the following requirements:

(a)	consideration of the liquidity, maturity, and pledging status of the investment portfolio;

(b)	guidelines concerning the nature, extent and purpose of Bank borrowings, including guidelines concerning the Bank’s use of brokered deposits that are consistent with the Bank’s overall funds management strategies and in compliance with the brokered deposit restrictions set forth in 12 C.F.R. §337.6;

(c)	identification of specific funding sources and limits on concentrations of funding sources;

(d)	a contingency funding plan that, among other things, addresses ways to improve the Bank’s liquidity position and maintain adequate sources of stable funding given the Bank’s anticipated liquidity and funding needs under various crisis scenarios;

(e)	procedures for periodic testing of unused sources of liquidity and periodic review of the Bank’s adherence to the policy adopted pursuant to this Article; and

(f)	adequate management reports that enable the Board and management to monitor the Bank’s liquidity position on an ongoing basis and maintain liquidity at an adequate level. The reports shall include a statement of:

(i)	cash flow gaps;

(ii)	cash flow projections, including a statement of the critical assumptions used in the projections;

(iii)	rollover risk;

(iv)	asset and funding concentrations;

(v)	key early warning or risk indicators;

(vi)	funding availability;

(vii)	the status of contingent funding sources; and

(viii)	collateral usage.

(2) A copy of the written policy adopted pursuant to this Article shall be promptly forwarded to the Assistant Deputy Comptroller for review and determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall promptly adopt, implement and thereafter ensure Bank adherence to the policies and procedures.

ARTICLE XII

EXECUTIVE MANAGEMENT AND BOARD STRUCTURE

(1) The Board must ensure that the Bank has competent and effective management in place on a full time basis to achieve the Board’s Strategic Plan, execute Board established policies, ensure compliance with this Order, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.

(2) The Board shall immediately take action to add, at a minimum, two (2) new independent directors. The term “independent director” means a person who is not an officer or employee of the Bank, and who is not:

(a)	a director, officer or employee of any affiliate of the Bank;

(b)	a director, officer or employee of any related interest (as that term is defined in 12 C.F.R. §215) of any current director, or

(c)	a relative of any current director.

(3) Prior to appointing any new director, the Bank must provide the Assistant Deputy Comptroller with written notice as required by 12 C.F.R. Part 163, subpart H.

(4) If despite prudent efforts the Board is unable to identify any qualified director candidates within ninety (90) days, it shall not constitute a violation of this Article so long as the Board documents its efforts to locate such candidates, and notifies the Assistant Deputy Comptroller in writing. Thereafter, the Board shall continue to make prudent efforts to comply with Paragraph (2) of this Article and maintain written documentation of such efforts that is updated on at least a monthly basis.

ARTICLE XIII

CONSUMER COMPLIANCE PROGRAM

(1) Within sixty (60) days, the Board shall revise, implement, and thereafter ensure Bank adherence to written policies and procedures designed to address and correct the weaknesses in the Bank’s Consumer Compliance program identified in the ROE. At a minimum, the Bank’s Consumer Compliance program must include the following:

(a)	adequate written policies and procedures to ensure compliance with all applicable consumer protection laws, regulations, and guidance, including but not limited to the Truth in Lending Act, the Real Estate Settlement Procedures Act, and Flood Disaster Protection Act;

(b)	establish an effective and ongoing training program for all employees, including pertinent third party vendors, on applicable consumer protection laws, regulations, and guidance as well as the policies and procedures established pursuant to this Article;

(c)	written description of the duties and responsibilities of the Compliance Officer;

(d)	written policies and procedures to ensure the Compliance Officer has sufficient authority to effectuate his or her duties and responsibilities; and

(e)	adequate internal controls to ensure compliance with consumer protection laws, regulations, and guidance.

ARTICLE XIV

CLOSING

(1) Although the Board is by this Order required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Assistant Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Order shall begin to run from the effective date of this Order. Such time limitations may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board. The Assistant Deputy Comptroller’s decision regarding the request is final and not subject to further review.

(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order, including ensuring that the Bank has necessary processes, personnel, and control systems;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any noncompliance with such actions.

(6) Each law, regulation or guidance referenced in this Order includes any subsequent law, regulation, or guidance that replaces, supersedes, amends, or revises the cited law, regulation, or guidance.

(7) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. §1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

(8) The terms of this Order, including this Paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 19th day of December, 2012.

/s/ Nathan E. Perry	December 19, 2012
Nathan E. Perry	Date
Assistant Deputy Comptroller

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

OFFICE OF THE COMPTROLLER OF THE CURRENCY

In the Matter of:	)
Ben Franklin Bank of Illinois	)
Arlington Heights, Illinois	)

STIPULATION AND CONSENT TO THE ISSUANCE

OF A CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”) has initiated cease and desist proceedings against Ben Franklin Bank of Illinois, Arlington Heights, Illinois (“Bank”) pursuant to 12 U.S.C. §1818(b).

The Bank, in the interest of compliance and cooperation, consents to the issuance of a Consent Order, dated December 19, 2012 (“Order”);

In consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

Article I

Jurisdiction

(1) The Bank is a federal savings association examined by the Comptroller pursuant to the Home Owners’ Loan Act of 1933, as amended, 12 U.S.C. §1461 et. seq.

(2) The Bank is a “savings association” within the meaning of 12 U.S.C. §§1813(b) and 1462(4). Accordingly, the Bank is an “insured depository institution” within the meaning of 12 U.S.C. §§1813(c) and 1818(b)(1).

(3) The OCC is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§1813(q) and 1818(b).

(4) The Bank is subject to the authority of the OCC to initiate and maintain an administrative cease and desist proceeding against it pursuant to 12 U.S.C. §1818(b).

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Article II

Agreement

(1) The Bank, without admitting or denying any wrongdoing, hereby consents and agrees to the issuance of the Order by the Comptroller. The Bank further agrees that said Order shall be deemed an “order issued with the consent of the depository institution” as used in 12 U.S.C. §1818(h)(2), and consent and agree that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. §1818(i).

(2) Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. §1818(i), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(3) The Bank also expressly acknowledges that no officer or employee of the OCC has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

Article III

Waivers

(1) The Bank, by signing this Stipulation and Consent, hereby waives:

(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. §1818(b);

(b)	any and all procedural rights available in connection with the issuance of the Order;

(c)	all rights to seek any type of administrative or judicial review of the Order;

(d)	all rights to a hearing and a final agency decision pursuant to 12 U.S.C. §1818(i) and 12 C.P.R. Part 109; and

(e)	any and all rights to challenge or contest the validity of the Order.

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Article IV

Other Action

(1) The Bank agrees that the provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

(2) If the bank has not previously been designated as in “troubled condition,” this Order shall cause the Bank to be designated as in “troubled condition,” as set forth in 12 C.P.R. §163.555, unless otherwise informed in writing by the Comptroller.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/ Nathan E. Perry	December 19, 2012
Nathan E. Perry	Date
Assistant Deputy Comptroller

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Robert E. DeCelles	December 19, 2012
Robert E. DeCelles	Date

/s/ Bernadine V. Dziedzic	December 19, 2012
Bernadine V. Dziedzic	Date

/s/ Nicholas J. Raino	December 19, 2012
Nicholas J. Raino	Date

/s/ James M. Reninger	December 19, 2012
James M. Reninger	Date

/s/ C. Steven Sjogren	December 19, 2012
C. Steven Sjogren	Date

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